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                                                                   Exhibit 10.30


                          AMERICAN PAD & PAPER COMPANY
                         17304 PRESTON ROAD, SUITE 700
                                DALLAS, TX 75252

                                  July 8, 1998

Mr. Charles G. Hanson, III
10777 Straight Lane
Dallas, TX 75229

Dear Charles:

         This letter sets forth our agreement relating to your resignation as an officer and employee of American Pad & Paper Company (the "Company") and its subsidiaries and your continuing relationship with the Company. Reference is made to that certain Employment Agreement dated as of June 6, 1996 (the "Employment Agreement") by and among you and the Company. The capitalized terms used herein and not defined herein have the meanings specified in the Employment Agreement. Our agreement consists of the following:

         1.  Termination and Consulting Arrangement.

         (a) Effective July 8, 1998, your employment with the Company and its subsidiaries will be terminated and you will resign as an officer and director of the Company and its subsidiaries. For purposes of the Employment Agreement, your termination will be deemed to be a termination by the Company without Cause.

         (b) Effective July 8, 1998, in addition to the severance payment described below, the Company hereby engages you as an independent contractor, and not as an employee, to render consulting services to the Company as hereinafter provided, and you hereby accept such engagement, for a period ending on March 31, 1999 (the "Consulting Period"). You will not have any authority to bind or act on behalf of the Company or its subsidiaries. During the Consulting Period, you will render such consulting services to the Company as are mutually agreed upon by you and the Company at mutually convenient times. In addition, during the Consulting Period, you will continue to support the Company and not make any disparaging remarks regarding the Company.

         (c) In consideration of the services set forth in paragraph (b) above, the Company will pay to you $25,000 per month, payable in nine monthly installments during the Consulting Period, to be paid in cash on the last day of each month (except that the payment for July will be made on the date hereof). The Company will reimburse you for all reasonable expenses incurred by you in the course of performing your duties under this letter agreement which are consistent with the Company's standard policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.





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         (d)  You will file all tax returns and reports required to be filed by you on the basis that you are an independent contractor, rather than an employee, as defined in Treasury Regulations Section 31.3121(d)-1(c)(2), and you will indemnify the Company for the amount of any employment taxes paid by the Company as the result of you not paying employment taxes from the payment described in paragraph (c) above.

         2. Severance Payment. In lieu of the severance payments of your Base Salary for 24 months following the end of the Employment Period, the Company hereby agrees, and you hereby accept, a lump sum payment of $900,000, payable upon the effectiveness of this agreement and the Release, as severance.

         3. Benefits. During the Consulting Period and for 24 months thereafter, the Company will provide you and your spouse with health and disability benefits set forth in paragraph 3(a) of the Employment Agreement and the fringe benefits described in paragraphs 3(b)(i), 3(b)(v) and 3(b)(vi) of the Employment Agreement. In addition, during the Consulting Period and for 24 months thereafter, the Company will provide you with the following additional benefits:

         (i) the use and access to an executive secretary of the Company, such as Barbara Martin, as deemed reasonably necessary by you; and

         (ii) the use of a computer, mobile phone, Bain voicemail (to the extent available to the Company) and fax machine (and you will be entitled to retain the hardware (other than the Bain voicemail) at no cost following the end of the 24-month period).


Furthermore, until the earlier to occur of (a) five years following the end of the 24-month period or (b) your attaining the age of 65, the Company will continue to provide you and your spouse with the same or comparable health insurance coverage that you and your spouse currently are provided (so long as the cost to the Company of maintaining such insurance does not increase except for reasonable premium increases which are consistent with the premiums charged to the Company with respect to its other employees).

         4. Change of Control Payment. The Company and you hereby agree that paragraph 4 of the Employment Agreement is hereby amended to delete the paragraph in its entirety and replace it with the following:

         "If during the Consulting Period, a Person or "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons (other than Bain Capital, Inc. or its affiliates) (a) becomes the owner of more than 50% of the Company's common stock or (b) has the de facto ability to direct the nomination of a majority of the directors who are then elected to the Board (a "Change of Control") or
         (c) enters into a binding agreement as to price and basic terms with the Company with respect to a Change of Control, the Company shall pay to Executive a lump sum payment equal to $2,500,000 within ten days following the occurrence of such Change of Control."




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         5.  Outplacement Services.  The Company will provide you with outplacement services for the purposes of obtaining other employment.

         6.  1998 Bonus.  You will not be eligible to receive your 1998 bonus.

         7. Non-Compete and Other Provisions. The Company and you agree that the non-compete and non- solicitation set forth in paragraph 9 of the Employment Agreement will run for a period from the date hereof to and including 24 months following the end of the Consulting Period. The Company and you agree that the confidentiality and intellectual property provisions of paragraphs 7 and 8 of the Employment Agreement continue to apply to you during the Consulting Period.

         8. D&O Indemnification. The Company hereby agrees and acknowledges that it will continue to honor its indemnification obligations to you set forth in its certificate of incorporation and/or bylaws with respect to any existing or future lawsuit against the Company and any other actions pursuant to which you would be entitled to indemnification. In addition, you shall have the right to retain separate counsel with regard to any such lawsuit or action and the Company will indemnify you for the costs and expenses incurred with respect thereto, regardless of whether the costs and expenses of such separate representation are covered by insurance, to the extent such rights and indemnities are provided in the Company's certificate of incorporation and/or bylaws.

         9. Release. Attached hereto as Exhibit I is a release ("Release") which you agree to execute and deliver to the Company. It is understood and agreed that the effectiveness of the Release is conditioned upon the Company's compliance with its obligations under this letter, and will otherwise be of no force and effect.

         10. Press Releases. The parties to this letter agree that they will not issue any public statement regarding your termination of employment with the Company or regarding this letter without the prior written consent of the other party hereto, except as required by law.

         11. Complete Agreement. The parties hereto agree that the Employment Agreement will continue in full force and effect, including but not limited to paragraph 18 thereof, except as modified by this letter, such modifications to include but not be limited to paragraphs 2(b) and 5 thereof. The parties also agree that this letter supersedes all other written or oral agreements relating to the subject matter of this letter.

         12. Binding Effect. This letter agreement is binding on the Company subject only to your not revoking the Release prior to the expiration of the seven day period following your execution of the Release. Notification of revocation by you during the seven day period must be accomplished by hand delivered written notice of revocation to the Company at 17304 Preston Road, Suite 700, Dallas, TX 75252, with a copy to the Company's counsel, James L. Learner, Kirkland & Ellis, 200 E. Randolph Drive, Chicago, IL 60601, before midnight of the seventh day after the execution date of the Release. No attempted revocation after the expiration of such seven day period will have any effect on the terms of this letter agreement or the Release.




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         13.  Stock Options.  With respect to the agreements referenced in
Sections 15(b), (c) and (d) of the Employment Agreement (for purposes of this paragraph 13 only, the "Agreements"), you will be permitted to exercise the options thereunder with respect to which the Company has previously taken an accounting compensation charge (i.e., 428,404 shares out of a total of 840,713 shares) for a period of 15 months following the end of the Consulting Period, and the Company will amend such Agreements accordingly. Except as otherwise provided in this Section 13, all options held by you on the date hereof shall be exercisable in accordance with the terms of the option agreements pursuant to which such options were granted.

         If you are in agreement with the terms of this letter, please sign in the space provided below.


                                            Very truly yours,

                                            AMERICAN PAD & PAPER COMPANY

                                            By    /s
                                              ----------------------------------

                                            Its
                                              ----------------------------------

Agreed and accepted
the __ day of July, 1998:

    /s
------------------------------------
CHARLES G. HANSON, III




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